Exhibit 99.1

Pathward Appoints Neeraj Mehta To Board Of Directors

SIOUX FALLS, S.D. – Feb. 28, 2024 – Pathward Financial, Inc. (Nasdaq: CASH) and its subsidiary Pathward®, N.A., an industry leading financial empowerment company driven by its purpose to power financial inclusion, today announced that Neeraj Mehta has been appointed as an independent member of the Board of Directors, effective Feb. 27, 2024. Mehta will serve as a member of the Audit Committee and Governance, Nominating and Sustainability Committee of the Pathward Financial, Inc. and Pathward, N.A. boards.

“Having held numerous leadership positions at multiple financial services companies, Neeraj has driven revenue for companies and large business lines and determined and directed strategy with measurable results. Neeraj brings with him nearly three decades of experience in the banking and financial space, and his knowledge directly supports Pathward’s operating strategy, which we believe will continue to deliver solid results and drive shareholder value,” said Becky Shulman, chair of the Board of Directors for Pathward Financial, Inc. and Pathward, N.A.

Mehta has served as chief executive officer at DigniFi, a FinTech company looking to refine vehicle financing by removing barriers everyday people encounter, since 2021. Prior to that, he served as executive vice president, chief executive officer, Payment Solutions and chief commercial officer at Synchrony from 2018 to 2021, and as executive vice president, Corporate Strategy and Development from 2014 to 2018. From 1996 to 2014, Mehta held various roles of increasing responsibility at G.E Capital, which culminated in his position as president and chief executive officer, Commercial Distribution Finance. He received a B.S. degree in Social Sciences from the University of California, Irvine, and a M.B.A. degree from Syracuse University.

“Neeraj’s background in both payments and commercial and consumer lending aligns his experience well with the uniqueness of Pathward in the banking industry,” said Brett Pharr, chief executive officer of Pathward Financial, Inc. “We are excited to welcome him to the board and look forward to the capabilities that his knowledge and leadership will bring to us.”

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact:
Darby Schoenfeld, CPA
Senior Vice President, Investor Relations
877-497-7497
investorrelations@pathward.com